As filed with the Securities and Exchange Commission on May 11, 2018

Registration Statement File No. 333-223668

Registration Statement File No. 333-223667

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-223668

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-223667

Under the Securities Act of 1933

GCI Liberty, Inc.

(Exact name of registrant as specified in its charter)

Delaware	12300 Liberty Boulevard Englewood, Colorado 80112	92-0072737
(State or other jurisdiction of incorporation or organization)	(Address if Principal Executive Offices) (Zip Code)	(I.R.S. Employer Identification No.)

GCI 401(k) Plan

GCI Liberty, Inc. Transitional Stock Adjustment Plan

(Full Titles of the Plans)

Richard N. Baer, Esq.
Craig Troyer, Esq.
GCI Liberty, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5900
(Name, Address and Telephone Number, Including
Area Code, of Agent for Service)

Copy to: Renee L. Wilm, Esq. Beverly B. Reyes, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
See below (1)	N/A	N/A	N/A	N/A

(1)                                 No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-223668 and 333-223667). Therefore, no further registration fee is required.

EXPLANATORY NOTE

On May 10, 2018, GCI Liberty, Inc., an Alaska corporation (the “Predecessor Registrant”), merged with and into its wholly owned subsidiary, GCI Merger Sub, Inc., a Delaware corporation (the “Registrant”), pursuant to an Agreement and Plan of Merger, dated as of March 22, 2018 (the “Reincorporation Merger Agreement”), between the Predecessor Registrant and the Registrant, with the Registrant as the surviving corporation (the “Reincorporation Merger”). At the effective time of the Reincorporation Merger (the “Effective Time”), the Registrant was renamed “GCI Liberty, Inc.” and succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant immediately prior to the Reincorporation Merger all by operation of law. The Reincorporation Merger Agreement was adopted by the holders of Predecessor Stock (as defined below) at a special meeting of the shareholders of the Predecessor Registrant held on May 7, 2018.  Unless the context otherwise requires, the terms “GCI Liberty,” “we,” “our,” “the Company” and “us” refer to the Predecessor Registrant and its subsidiaries with respect to the period prior to the Effective Time and to the Registrant and its subsidiaries with respect to the period on and after the Effective Time.

At the Effective Time, pursuant to the Reincorporation Merger Agreement:

•                  each outstanding share of the Predecessor Registrant’s Class A common stock, no par value (“Predecessor Class A Common Stock”), automatically converted into one share of the Registrant’s Series A Common Stock, par value $0.01 per share (“Series A Common Stock”);

•                  each outstanding share of the Predecessor Registrant’s Class B common stock, no par value (“Predecessor Class B Common Stock” and, together with the Predecessor Registrant’s Class A Common Stock, the “Predecessor Common Stock”), automatically converted into one share of the Registrant’s Series B Common Stock, par value $0.01 per share (“Series B Common Stock” and, together with the Series A Common Stock, the “Common Stock”); and

•                  each outstanding share of the Predecessor Registrant’s Series A Cumulative Redeemable Preferred Stock (together with the Predecessor Class A Common Stock and the Predecessor Class B Common stock, the “Predecessor Stock”), automatically converted into one share of the Registrant’s Series A Preferred Stock (together with the Common Stock, the “Successor Stock”).

In addition, at the Effective Time, the Registrant assumed or succeeded to, by operation of law or otherwise, all of the Predecessor Registrant’s obligations under the GCI 401(k) Plan and the GCI Liberty, Inc. Transitional Stock Adjustment Plan (together, the “Plans”).

As of the Effective Time, all equity-based awards with respect to shares of Predecessor Stock granted pursuant to the Plans were converted into corresponding equity-based awards with respect to the same number of shares of Successor Stock, in each case, in accordance with the terms of the applicable Plan and any related award agreement and subject to the same terms and conditions applicable to such awards as were in effect prior to the conversion.

In accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), except as modified by these Post-Effective Amendments No. 1 (collectively, the “Post-Effective Amendments”), the Registrant, as successor to the Predecessor Registrant pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereby expressly adopts the following Registration Statements on Form S-8 of the Predecessor Registrant as its own for all purposes of the Securities Act and the Exchange Act:

•                  Registration File No. 333-223668 (originally covering 1,500,000 shares of Predecessor Class A Common Stock issuable pursuant to the GCI 401(k) Plan); and

•                  Registration File No. 333-223667 (originally covering 1,695,296 shares of Predecessor Class A Common Stock and 1,223,606 shares of Predecessor Class B Common Stock issuable pursuant to the GCI Liberty, Inc. Transitional Stock Adjustment Plan after the operation of any anti-dilution and other provisions under such plan).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents, previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) are incorporated herein by reference.

•                  Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 28, 2018;

•                  Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 10, 2018;

•                  The GCI 401(k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2016, filed on June 29, 2017;

•                  Current Reports on Form 8-K (or Form 8-K/A, as the case may be), filed on February 7, 2018, February 21, 2018, February 27, 2018, February 28, 2018, March 8, 2018, March 9, 2018, March 14, 2018, April 6, 2018 and May 11, 2018 (other than documents or portions of those documents deemed to be furnished but not filed);

•                  The description of the Series A Common Stock contained in the Registrant’s Amendment No.1 to Form 8-A on Form 8-A/A (the “Form 8-A/A”) filed under the Exchange Act on May 10, 2018, and any amendment or report filed for the purpose of updating such description; and

•                  The description of the Series B Common Stock contained in the Definitive Proxy Statement, which was filed with the Commission by GCI Liberty on March 23, 2018.

All documents subsequently filed by GCI Liberty with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the document enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by GCI Liberty pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of GCI Liberty’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in this Registration Statement, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any subsequently Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Article V, Section E of the Registrant’s Restated Certificate of Incorporation (the “Charter”) provides as follows:

1.              Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Registrant will not be liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of Article V, Section E.1 of the Charter will be prospective only and will not adversely affect any limitation, right or protection of a director of the Registrant existing at the time of such repeal or modification.

2.              Indemnification.

(a)   Right to Indemnification. The Registrant will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or, to the fullest extent permitted by law, a person for whom he is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the Charter. The Registrant will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Registrant.

(b)   Prepayment of Expenses. The Registrant shall pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article V, Section E.2(b) or otherwise.

(c)   Claims. If a claim for indemnification or payment of expenses under Article V, Section E.2(c) of the Charter is not paid in full within 60 days after a written claim therefor has been received by the Registrant, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Registrant shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d)   Non-Exclusivity of Rights. The rights conferred on any person by Article V, Section E.2(d) of the Charter shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the bylaws of the Registrant, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e)   Other Indemnification. To the fullest extent permitted by law, the Registrant’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3.    Amendment or Repeal.     Any amendment, modification or repeal of the provisions of Article V, Section E of the Charter will not adversely affect any right or protection under the Charter of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The Registrant’s Amended and Restated Bylaws provide indemnification that is similar to the indemnification in the Charter.

ITEM 7.	Exemption from Registration Claimed.

Not Applicable.

ITEM 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1

Specimen Certificate for shares of Series A Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Form 8-A/A, filed with the Securities and Exchange Commission on May 10, 2018 (File No. 001-38385).

4.2	Specimen Certificate for shares of Series B Common Stock of the Registrant.*

5.1	Opinion of Baker Botts L.L.P.*

5.2

IRS Determination Letter for the GCI 401(k) Plan (incorporated by reference to Exhibit 5.1 to GCI Liberty’s Registration Statement on Form S-8 filed with the Commission on March 1, 2018 (File No. 333-223325)).

23.1	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).*

23.2	Consent of Grant Thornton LLP (with respect to 11-K).*

23.3	Consent of Grant Thornton LLP (with respect to Form 10-K).*

23.4	Consent of KPMG LLP.*

24.1	Power of Attorney.**

99.1	Form of GCI 401(k) Plan (incorporated by reference to Exhibit 99.1 to GCI Liberty’s Registration Statement on Form S-8 filed with the Commission on March 1, 2018 (File No. 333-223325)).

99.2	Adoption Agreement for GCI 401(k) Plan (incorporated by reference to Exhibit 99.2 to GCI Liberty’s Registration Statement on Form S-8 filed with the Commission on March 1, 2018 (File No. 333-223325)).

99.3

Amendment to Adoption Agreement for GCI 401(k) Plan (incorporated by reference to Exhibit 99.3 to GCI Liberty’s Registration Statement on Form S-8 filed with the Commission on March 1, 2018 (File No. 333-223325)).

99.4

GCI Liberty, Inc. Transitional Stock Adjustment Plan (incorporated by reference to Exhibit 99.1 to GCI Liberty’s Registration Statement on Form S-8 filed with the Commission on March 15, 2018 (File No. 333-223667)).

* Filed herewith.

** Previously filed.

ITEM 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Adopted Registration Statements:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Adopted Registration Statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Adopted Registration Statements. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Adopted Registration Statements or any material change to such information in the Adopted Registration Statements;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Adopted Registration Statements.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Adopted Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 11th day of May, 2018.

GCI LIBERTY, INC.

By:	/s/ Craig Troyer
Name:	Craig Troyer
Title:	Senior Vice President and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this this 11th day of May, 2018.

GCI 401(k) PLAN

By:	/s/ Susan Varra
Name:	Susan Varra
Title:	Plan Committee Member

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

	Name	Title	Date

	*	Chairman of the Board and Director
John C. Malone

	*	Director, Chief Executive Officer and
	Gregory B. Maffei	President (Principal Executive Officer)

	*	Chief Financial Officer
	Mark D. Carleton	(Principal Financial Officer and Principal
Accounting Officer)

	*	Director
Ronald A. Duncan

	*	Director
Gregg L. Engles

	*	Director
Donne F. Fisher

	*	Director
Richard R. Green

	*	Director
Sue Ann Hamilton

*By:	/s/ Katherine C. Jewell		May 11, 2018
Katherine C. Jewell attorney-in-fact